Exhibit 99.1

Frederick J. Elmy Joins RBC Bearings Board of Directors

OXFORD, Conn. – October 1, 2024 – RBC Bearings Incorporated (NYSE: RBC, RBCP), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today announced that its Board of Directors has elected Frederick J. Elmy a director of the Company. Mr. Elmy is a Class III director and will serve until the Company’s annual meeting of stockholders in 2025. Additionally, the Board of Directors has determined that he is an audit committee financial expert and appointed him to serve on the Company’s Audit Committee.

Chairman and Chief Executive Officer Dr. Michael J. Hartnett commented, “We are very excited to have Mr. Elmy joining our Board of Directors. His many years with PricewaterhouseCoopers LLP will provide RBC with a wealth of valuable executive and financial experience.” Mr. Elmy stated, “I am honored to be elected to the Board of Directors of RBC Bearings. I look forward to leveraging my experience and sharing my insights with the Company as it continues to execute its strategic and operational initiatives.”

Mr. Elmy joined PricewaterhouseCoopers in 1982 and became a partner in 1994, serving in several roles over the years including National Office Partner—Accounting and SEC Services; Audit Partner—Financial Services, Industrial Products and Technology; and Financial Markets Partner—Accounting Advisory and Treasury Services, until his retirement in 2021. During his years at PwC, Mr. Elmy worked extensively with senior executives, audit committees and boards of directors of numerous organizations on financial markets transactions, mergers and acquisitions, risk management, technical accounting, and SEC and financial reporting matters. Mr. Elmy holds a Bachelor of Arts degree in Economics from the University of Pennsylvania and is a Certified Public Accountant.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. The Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

Rob Moffatt

Director of Investor Relations

investors@rbcbearings.com

Source: RBC Bearings Incorporated